Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 4, 2010, the Company completed its acquisition of Heald Capital, LLC, (“Heald”), a Delaware limited liability company, SP PE VII-B Heald Holdings Corp., a Delaware corporation (“SP Holdings”), and SD III-B Heald Holdings Corp., a Delaware corporation (“SD Holdings”; each of SP Holdings and SD Holdings individually, a “Holding Company” and collectively, the “Holding Companies”). The transaction was completed in accordance with a Securities Purchase and Sale Agreement, dated October 19, 2009, (the “Purchase Agreement”), by and among the Company, Heald, SP Holdings, SD Holdings, the individuals and entities set forth on Exhibit A of the Purchase Agreement (the “Sellers” and, each individually, a “Seller”) and Heald Investment, LLC, a Delaware limited liability company, as the Sellers’ Representative. Pursuant to the Purchase Agreement, the Company acquired all of the limited liability company membership interests in Heald by (“Membership Interests”), purchasing all of the outstanding capital stock of each of the Holding Companies and by purchasing Membership Interests directly from the Sellers, for total consideration of $395 million. The consideration paid was financed via existing cash and borrowings against the Company’s line of credit in the amount of $224 million.

Of the total purchase price, $39.5 million was placed in escrow at closing in order to secure potential indemnification obligations of the Sellers to the Company. The aggregate purchase price included the assumption of $23.4 million in debt of a Heald subsidiary. The Company also paid a preliminary estimated working capital adjustment to the Sellers of $22.2 million that was subject to revision once the closing balance sheet was finalized.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2009 and the unaudited pro forma condensed combined statements of income for the fiscal year ended June 30, 2009 and for the six months ended December 31, 2009 are prepared from the historical financial statements of Corinthian Colleges, Inc. and Heald after giving effect to the acquisition of Heald and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet is presented as if the acquisition of Heald had occurred on December 31, 2009 (the end of the registrant’s second quarter of fiscal year 2010) and the unaudited pro forma condensed combined statements of income are presented as if the acquisition had occurred on July 1, 2008 (beginning of the registrant’s fiscal year 2009).

The unaudited pro forma condensed combined financial statements have been prepared from, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes contained in:

•	Corinthian Colleges, Inc.’s Annual Report on Form 10-K for its fiscal year ended June 30, 2009,

•	Corinthian Colleges, Inc.’s Quarterly Report on Form 10-Q for its quarter ended December 31, 2009, and

•

Heald’s financial statements and related footnotes for its fiscal years ended December 31, 2009, December 31, 2008 and for the period commencing August 15th through December 31, 2007 which are included as Exhibit 99.2 to this Form 8-K/A.

Since we have adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141(R), Business Combinations, codified as ASC 805, Business Combinations, effective September 1, 2009, we have accounted for the Heald acquisition under the acquisition method of accounting in accordance with this standard. Accordingly, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, has been allocated on a preliminary basis to assets acquired and liabilities assumed in connection with the acquisition based on their estimated fair values as of December 31, 2009. These allocations reflect various preliminary estimates and analyses and are subject to revision as we finalize the valuation of intangible assets, property and equipment and as additional information about the fair value of other assets and liabilities becomes available. We expect our analysis to be completed within the allocation period allowed under the accounting standards.

The unaudited pro forma condensed combined financial information included herein is prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) have been condensed or omitted pursuant to these rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading. The unaudited pro forma condensed combined financial information included herein is prepared using the assumptions described below and in the Notes to Unaudited Pro Forma Condensed Combined Financial Statements. The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the acquisition as described in Note 3 of the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The unaudited pro forma combined financial statements have been prepared by Corinthian management based upon the financial statements of Corinthian and Heald. These unaudited pro forma combined financial statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future.

CORINTHIAN COLLEGES, INC.

PRO FORMA COMBINED BALANCE SHEET

(Dollars in Thousands)

Unaudited

	Corinthian Colleges, Inc. December 31, 2009	Heald Capital, LLC December 31, 2009	Reclassifications to conform to Corinthian Colleges, Inc. Presentation	Pro Forma Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$251,163	$20,117	$—	$(143,416)	a,b	$127,864
Restricted cash	—	790	—	(790)	b	—
Accounts receivable, net	58,733	4,457	(179)	(132)	c	62,879
Student notes receivable, net	14,153	—	—	—		14,153
Due from previous owners	—	—	—	1,830	d	1,830
Deferred income taxes	32,444	—		—		32,444
Prepaid expenses and other current assets	28,077	5,923	179	3,054	c,l	37,233

Total current assets	384,570	31,287	—	(139,454)		276,403
PROPERTY AND EQUIPMENT, net	231,389	41,618	(895)	960	e	273,072
OTHER ASSETS:
Goodwill, net	190,566	2,980	—	199,146	f,g	392,692
Other intangibles, net	38,144	—	895	153,205	g,h	192,244
Student notes receivable, net	42,864	825	—	—		43,689
Restricted cash	—	13,516	—	(13,516)	b	—
Deposits and other assets	6,705	2,365	—	5,995	i,l	15,065
Deferred income taxes	4,221	—	—	—		4,221

TOTAL ASSETS	$898,459	$92,591	$—	$206,336		$1,197,386

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$43,996	$7,915	$(3,401)	$—		$48,510
Accrued compensation and related liabilities	62,072	8,958	(261)	—		70,769
Accrued expenses	22,050	750	3,662	1,449	c,j,k,m	27,911
Prepaid tuition	93,267	7,235	—	—		100,502
Current portion of capital lease obligations	499	34	—	—		533
Current portion of long term debt	—	1,095	—	—		1,095
Current portion of due to previous owners	—	—	—	3,574	l	3,574

Total current liabilities	221,884	25,987	—	5,023		252,894
LONG-TERM CAPITAL LEASE OBLIGATIONS, net of current portion	13,920	94	—	—		14,014
LONG-TERM DEBT, net of current portion	3,809	25,687	—	220,500	a,k	249,996
DUE TO PREVIOUS OWNERS, net of current portion	—	—	—	7,148	l	7,148
DEFERRED INCOME TAXES	14,921	—	—	8,013	h	22,934
OTHER LONG-TERM LIABILITIES	39,484	2,343	—	4,132	m	45,959
STOCKHOLDERS’ EQUITY:
Member’s Equity	—	38,480	—	(38,480)	n	—
Common Stock	9	—	—	—		9
Additional paid-in capital	219,775	—	—	—		219,775
Treasury stock	(31,368)	—	—	—		(31,368)
Retained earnings	415,512	—	—	—		415,512
Accumulated other comprehensive income	513	—	—	—		513

Total stockholders’ equity	604,441	38,480	—	(38,480)		604,441

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$898,459	$92,591	$—	$206,336		$1,197,386

The accompanying notes are an integral part of these Unaudited Pro Forma Condensed Combined Financial Information.

CORINTHIAN COLLEGES, INC.

PRO FORMA COMBINED STATEMENT OF INCOME

(Dollars in Thousands Except for Per Share Amounts)

Unaudited

	For The Year Ended June 30, 2009
	Historical		Pro Forma
	Corinthian Colleges, Inc.	Heald Capital, LLC	Adjustments		Combined
NET REVENUES	$1,307,825	$151,797	$—		$1,459,622

OPERATING EXPENSES:
Educational services	753,707	62,423	13,994	l,o	830,124
General and administrative	135,747	42,317	—		178,064
Marketing and admissions	294,728	28,576	—		323,304
Impairment, facility closing and severance charges	4,378	—	—		4,378

Total operating expenses	1,188,560	133,316	13,994		1,335,870

INCOME FROM OPERATIONS	119,265	18,481	(13,994)		123,752
Interest income	(1,763)	(445)	533	p	(1,675)
Interest expense	2,715	2,249	8,951	q,r	13,915
Other expense (income), net	1,170	(7,493)	—		(6,323)

INCOME FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	117,143	24,170	(23,478)		117,835
Provision for income taxes	46,015	491	(215)	s	46,291

INCOME FROM CONTINUING OPERATIONS	71,128	23,679	(23,263)		71,544
LOSS FROM DISCONTINUED OPERATIONS, net of tax benefit	(2,368)	—	—		(2,368)

NET INCOME	$68,760	$23,679	$(23,263)		$69,176

INCOME PER SHARE—BASIC:
Income from continuing operations	$0.82				$0.82
Loss from discontinued operations	(0.02)				(0.02)

Net income	$0.80				$0.80

INCOME PER SHARE—DILUTED:
Income from continuing operations	$0.81				$0.81
Loss from discontinued operations	(0.02)				(0.02)

Net income	$0.79				$0.79

Weighted average number of common shares outstanding:
Basic	86,121				86,121

Diluted	87,517				87,517

The accompanying notes are an integral part of these Unaudited Pro Forma Condensed Combined Financial Information.

CORINTHIAN COLLEGES, INC.

PRO FORMA COMBINED STATEMENT OF INCOME

(Dollars in Thousands Except for Per Share Amounts)

Unaudited

	For The Six Months Ended December 31, 2009
	Historical		Pro Forma
	Corinthian Colleges, Inc.	Heald Capital, LLC	Adjustments		Combined
NET REVENUES	$802,779	$99,559	$—		$902,338

OPERATING EXPENSES:
Educational services	436,887	39,903	1,947	l,o	478,737
General and administrative	86,805	23,019	—		109,824
Marketing and admissions	160,399	17,063	—		177,462

Total operating expenses	684,091	79,985	1,947		766,023

INCOME FROM OPERATIONS	118,688	19,574	(1,947)		136,315
Interest income	(651)	(154)	173	p	(632)
Interest expense	1,336	697	3,187	q,r	5,220
Other expense (income), net	(2,510)	(678)	—		(3,188)

INCOME FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	120,513	19,709	(5,307)		134,915
Provision for income taxes	48,198	431	5,330	s	53,959

NET INCOME	$72,315	$19,278	$(10,637)		$80,956

INCOME PER SHARE—BASIC:
Net income	$0.83				$0.93

INCOME PER SHARE—DILUTED:

Net income	$0.82				$0.91

Weighted average number of common shares outstanding:
Basic	87,444				87,444

Diluted	88,617				88,617

The accompanying notes are an integral part of these Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

On January 4, 2010, Corinthian Colleges, Inc. (“Corinthian”) completed its acquisition of Heald Capital, LLC, (“Heald”), a Delaware limited liability company, SP PE VII-B Heald Holdings Corp., a Delaware corporation, and SD III-B Heald Holdings Corp., a Delaware corporation. The transaction was completed in accordance with a Securities Purchase and Sale Agreement, dated October 19, 2009 (the “Purchase Agreement”). Pursuant to the Purchase Agreement, Corinthian acquired all of the limited liability company membership interests in Heald by purchasing all of the outstanding capital stock of each of the Holding Companies and by purchasing Membership Interests directly from the Sellers, for total consideration of $395 million. The consideration paid was financed via existing cash and borrowings against Corinthian’s line of credit in the amount of $224 million. Corinthian also paid a preliminary estimated working capital adjustment to the Sellers of $22.2 million that is subject to revision once the closing balance sheet is finalized.

Heald, through its subsidiaries, operates Heald College, a regionally accredited institution that prepares students for careers in healthcare, business, legal, information technology and other growing fields, primarily through associate degree programs. Heald College operates 11 campuses and had approximately 12,900 students at December 31, 2009.

Of the total purchase price, $39.5 million was placed in escrow at closing in order to secure potential indemnification obligations of the previous owners to Corinthian. The aggregate purchase price included the assumption of $23.4 million in debt. Corinthian also paid a preliminary estimated working capital adjustment to the previous owners of $22.2 million that was subject to revision once the closing balance sheet was finalized. Included in liabilities is $10.7 million due to certain of the previous owners of Heald Education, LLC which is payable in three equal annual installments through December 2012.

The acquisition will be accounted for by the acquisition method of accounting under Accounting Standards Codification 805 – Business Combinations and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on preliminary estimated fair market values at the date of acquisition. The excess of the purchase price over the fair market value of the identifiable assets acquired has been allocated to goodwill.

Corinthian believes the acquisition is strategic given the experienced management team, strong operating metrics, regional accreditation and diverse program offerings and through its expertise and financial commitments it will be able to continue to grow the student population and program offerings.

The unaudited pro forma condensed combined financial statements have been derived from the historical consolidated financial statements of Corinthian and Heald.

The unaudited pro forma condensed combined financial information included herein reflects the following:

•	Reclassification of certain amounts in the historical Heald consolidated balance sheet to conform to Corinthian’s classification and presentation; and

•	Preliminary estimated adjustments to record assets and liabilities of Heald at respective fair value.

These estimates are subject to revision as we finalize the valuation of intangible assets, property and equipment and as additional information about the fair value of other assets and liabilities becomes available. We expect our analysis to be completed within the allocation period allowed under the accounting guidance.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the acquisition been consummated at the beginning of the period presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The unaudited pro forma condensed combined financial information gives effect to the acquisition of Heald by Corinthian as if the acquisition had occurred as of the beginning of the earliest period presented.

The following is a summary, (in thousands), of the components of the purchase price and the related preliminary allocation of the purchase price to the acquired assets and liabilities. Management is in the process of completing its purchase price allocation which could result in the identification of additional intangible assets or liabilities or changes to the preliminary amounts noted below.

Purchase price	$395,000
Working capital adjustment	22,172

Total consideration	$417,172

Allocation of purchase price:

Working capital	$24,566 *
Other long-term assets	9,185
Property, plant and equipment	41,683
Fair value adjustment for lease liabilities	(6,475)
Deferred tax liability	(8,013)
Intangible assets:
Amortizable intangibles:
Student relationships ( estimated useful life is 1 year)	10,100
Curriculum (estimated useful life is 5 years)	1,600
Non-amortizable intangibles:
Accreditation	86,600
Tradename	55,800
Goodwill	202,126

Net assets	$417,172

*	Working capital items in the amount of $6.0 million which are included in total consideration paid, are excluded in the quantification of the working capital adjustment per the Purchase Agreement.

Note 2. Reclassifications

Certain amounts in Heald’s historical consolidated balance sheet have been reclassified to conform to Corinthian’s classification and presentation. These reclassifications primarily relate to the following:

•	Reclassifying certain working capital items primarily between accounts receivable, other current assets, accounts payable, accrued liabilities, and accrued compensation.

•	Reclassifying certain intangible assets from property and equipment

Note 3. Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current assumptions and valuations which are subject to change. The accompanying unaudited pro forma condensed combined financial information has been prepared as if the acquisition had been completed on July 1, 2008 (beginning of the registrant’s fiscal year 2009) for statement of income purposes and at December 31, 2009 (the end of the registrant’s second quarter of fiscal year 2010) for balance sheet purposes. In combining the entities, the following pro forma adjustments have been made:

(a)	Effective January 4, 2010, Corinthian acquired Heald for total consideration of $417.2 million which includes the purchase price of $395 million and the preliminary working capital adjustment of $22.2 million. The total consideration was comprised of $224 million of borrowings under the Company’s existing credit facility and the remainder was internal cash resources. Included in the acquisition is the assumption of approximately $23.4 million in debt related to a Heald subsidiary, the assumption of accrued liabilities for $0.9 million due to a holding company and $0.5 million due for profit unit settlements. Included within total consideration is an amount related to restricted profit units of $10.7 million to be paid in future periods (as discussed in (Note l)).

(b)	In connection with closing the transaction, Heald’s restricted cash became unrestricted. Accordingly, the restricted cash balance of $14.3 million is reclassified to cash and cash equivalents as of the acquisition date.

(c)	Certain accounting methodology changes were made to conform Heald to the accounting methodology used by Corinthian as follows: the reserve of accounts receivable was increased $0.1 million, prepaid expenses of $0.5 million were written off, and accrued expenses were increased $0.4 million.

(d)	On January 4, 2010 the Company paid an estimated working capital adjustment to the sellers of approximately $22.2 million. Per the Purchase Agreement the estimated working capital adjustment is subject to revision based on the finalized closing balance sheet. The final working capital adjustment was approximately $20.3 million, resulting in an amount of $1.8 million due from the sellers. The final working capital adjustment will be determined in accordance with procedures outlined in the purchase agreement.

(e)	The fair value adjustment was primarily associated with the write up of owned buildings acquired of $1.0 million.

(f)	Goodwill is the excess of the purchase price paid over the fair value of the assets acquired and liabilities assumed. The preliminary goodwill amount is subject to adjustment as Corinthian has not yet completed the final allocation of the purchase price. The purchase price is subject to final closing adjustments, the final valuation of the identifiable intangible assets acquired, and any deferred income tax impact on the aforementioned adjustments. Refer to Note 1, Basis of Pro Forma Presentation, for the preliminary purchase price allocation.

(g)	The existing pre-acquisition intangible assets and goodwill of Heald were eliminated upon the purchase and consolidation with Corinthian.

(h)	Under the acquisition method of accounting, Heald’s assets, including certain identifiable intangible assets are required to be adjusted to reflect their fair values. The preliminary fair value adjustments and estimated useful lives for Heald’s identifiable intangible assets were as follows (in thousands):

Identifiable intangible assets:
Amortizable intangibles:
Student relationships (estimated useful life is 1 year)	$10,100
Curriculum (estimated useful life is 5 years)	1,600
Non-amortizable intangibles:
Accreditation	86,600
Tradename	55,800

$154,100

A long-term deferred tax liability related to the tax basis difference on other intangible assets of $8.0 million.

(i)	Remaining unamortized deferred loan fees of $1.2 million were eliminated in applying acquisition accounting to the transaction.

(j)	These are liabilities incurred as part of the purchase price of Heald which include $0.9 million to a third party and $0.5 million for profit unit settlements.

(k)	Corinthian repaid $3.6 million in notes payable upon the purchase of Heald of which $0.1 million was accrued interest.

(l)

Represents $10.7 million due to previous owners for restricted profit units which will be paid out over three years. For purposes of presentation within the Pro Forma Combined Balance Sheet as December 31, 2009 the total liability is included within the amount due to previous owners and is split current and long-term as $3.6 million and $7.1 million, respectively.

The amount will be recorded ratably to Education Services expense over the three year vesting period. For purposes of presentation within the Pro Forma Statement of Income, compensation expense of $3.6 million and $1.8 million was recorded for the twelve months ended June 30 ,2009 and the six months ended December 31, 2009. For purposes of presentation within the Pro Forma Combined Balance Sheet at December 31, 2009, the amount was split between prepaid expenses and other current assets of $3.6 million and deposits and other assets of $7.1 million.

(m)	The adjustment to fair value real estate operating leases based upon current market rates resulted in a $6.5 million fair value adjustment of lease liabilities, partially offset by the elimination of existing pre-acquisition straight-line deferred rent balances of $2.6 million, of which $0.2 million and $2.4 million are included within accrued expenses and other long-term liabilities, respectively.

(n)	The equity of Heald was eliminated upon the purchase and consolidation with Corinthian.

(o)	The twelve month amortization of intangibles acquired in the purchase of Heald is $10.1 million for student relationships and $0.3 million for curriculum at June 30, 2009. The six month amortization of intangibles acquired in the purchase of Heald is $0 for student relationships (which are fully amortized by June 30, 2009 for these pro forma statements) and $0.2 million for curriculum at December 31, 2009. Beginning Q3 2010, the estimated amortization expense for student relationships will be $2.5 million per quarter through December 31, 2010.

(p)	Elimination of Corinthian’s interest income for the cash and cash equivalents used in the acquisition of Heald.

(q)	Interest expense on borrowings of $224 million used in the acquisition as detailed in adjustment (a) above of $9.3 million for the year-ended June 30, 2009 and $3.4 million for the six months ended December 31, 2009. The amounts were calculated using the average LIBOR in effect during fiscal 2009, adjusted for Corinthian’s required spread of 2.75%. If the interest rate on the above debt were to fluctuate by 1/8%, this would increase or decrease the interest expense amount used in this pro forma adjustment $0.3 million for the year ended June 30, 2009 and $0.1 million for the six months ended December 31, 2009.)

(r)	Interest expense in (q) above is offset partially by the reduction of interest expense on the $3.5 million note paid by Corinthian upon the purchase of Heald which had an annual interest rate of 10.1486%.

(s)	The adjustment to tax effect Heald and the pro forma adjustments at 40.0% for the fiscal year ended June 30, 2009 and the six months ending December 31, 2009.